Exhibit 10(n)
THIRD AMENDMENT TO PRIVATE LABEL
BUSINESS CREDIT PROGRAM AGREEMENT
     This Third Amendment to Private Label Business Credit Program Agreement (“Amendment”) is made effective as of the 7th day of October 2005, by and between LESCO, Inc., an Ohio corporation (“LESCO”), LESCO Services, Inc., an Ohio corporation (“LSI”), AIM Lawn & Garden Products, Inc., an Ohio corporation (“AIM”), and LESCO Technologies, LLC, a Nevada limited liability company (“LTLLC” and together with LESCO, LSI and AIM, the “LESCO Parties”), on the one hand, and GE Capital Financial Inc., a Utah industrial loan corporation (“Bank”), on the other, and amends that certain Private Label Business Credit Program Agreement, dated December 16, 2003, by and among Bank and the LESCO Parties (as amended by that certain First Amendment to Private Label Business Credit Program Agreement, dated December 29, 2003, and by that certain Second Amendment to Private Label Business Credit Program Agreement, dated _________, 2005, and as may otherwise have been amended, the “Agreement”).
RECITALS:
     WHEREAS, Bank and the LESCO Parties desire to amend the provisions of the Agreement relating to the financial covenant set forth therein in conjunction with the amending and restating of LESCO’s working capital credit facility.
     NOW THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, the LESCO Parties and Bank agree as follows:
I.       AMENDMENTS TO AGREEMENT
     (a)       Amendment to Schedule 6.7(c). The “Fixed Charge Coverage Ratio” covenant set forth in Schedule 6.7(c) is hereby deleted in its entirety and replaced with the following:
Fixed Charge Coverage Ratio, At the end of each fiscal quarter of LESCO commencing with the fiscal quarter ending December 31, 2005, LESCO, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio for the immediately preceding four fiscal quarters, of not less than 1.00 to 1.00. With respect to each of the following charges, such charges shall not be taken into account in calculating the Fixed Charge Coverage ratio for the fiscal quarter(s) in which such charges occur (without duplication): (i) fees and costs incurred by LESCO during such quarter(s) in respect of terminating or hedging any swap arrangement to which LESCO is a party, (ii) proceeds of the sale of the Existing Accounts to LESCO, (iii) the costs and expenses of LESCO in completing the sale of the Existing Accounts to Bank, (iv) the costs and expenses of LESCO in amending and restating its credit facility dated as of October 7, 2005 with PNC Bank, National Association, as agent, (v) acceleration of expenses in connection with LESCO’s restructuring effected in January 2002, (vi) the write-off of amounts owing, but not paid, in respect of Excluded Accounts (as defined in the Purchase Agreement), (vii) the amount(s) expended by LESCO to pay cash dividends on or to redeem any of its capital stock; (viii) charges taken in the fourth fiscal quarter of 2004 in an amount not in excess of Five Million Two Hundred Thousand Dollars ($5,200,000) related to termination of LESCO’s purchase of Novex product pursuant to that certain Asset Purchase Agreement, dated October 24, 2002, between KPAC Holdings, Inc., a Virginia corporation, as purchaser and LESCO as seller (including charges taken for the termination payment made by LESCO to KPAC Holdings, Inc., reductions in the value of Novex inventory, write-off of that certain promissory note, dated November 4, 2002, made by KPAC Holdings, Inc. in favor of LESCO in the stated principal amount of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000), and related legal expenses), and (ix) charges in the amount of Thirty-Five Million Dollars ($35,000,000) taken in the fourth fiscal quarter of 2005 with respect to the sale of the assets pursuant to that certain Asset Purchase Agreement dated as of July 26, 2005, as amended, between LESCO, as seller, and Turf Care Supply Corp., a Delaware corporation, as buyer.
II.       GENERAL
      (a)       Definitions. Capitalized terms used in this Amendment, unless defined herein, shall have the meanings specified in the Agreement.
      (b)       Authority for Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the LESCO Parties and Bank and upon execution by each party, will constitute a legal, binding obligation thereof.
      (c)       Effect of Amendment. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.
      (d)       Binding Effect; Severability. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
      (e)       Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby and thereby.
      (f)       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah.
      (g)       Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. Transmission by facsimile of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart; provided however, that the parties hereby agree to deliver to each other an original of such counterpart promptly after delivery of the facsimile.
     (h)       Effective Date of Amendment. This Amendment shall become effective as of the effective date set forth below when executed and delivered by the parties hereto.
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IN WITNESS WHEREOF, the LESCO Parties and Bank have caused this Amendment to be executed by their respective duly authorized officers as of the date set forth below.
     EFFECTIVE DATE: October 7, 2005

BANK: GE CAPITAL FINANCIAL INC.
By:	/s/ Gregory A. Laufer
Name:	Gregory A. Laufer
Title:	EVP

LESCO: LESCO, INC.
By:	/s/ Jeffrey Rutherford
Name:	Jeffrey Rutherford
Its: Senior Vice President and Chief Financial Officer

LESCO SERVICES, INC.
By:	/s/ Jeffrey Rutherford
Name:	Jeffrey Rutherford
Its: Vice President and Chief Financial Officer

LESCO TECHNOLOGIES, LLC
By:	Jeffrey Rutherford
Name:	Jeffrey Rutherford
Its: Vice President and Chief Financial Officer

AIM LAWN & GARDEN PRODUCTS, INC.
By:	Jeffrey Rutherford
Name:	Jeffrey Rutherford
Its: Vice President and Chief Financial Officer

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